Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Reports Record Fourth Quarter& Full Year 2004 Earnings Produces Full Year Revenue of $1.2 Billion, Net Income of $113 Million, and Diluted EPS of $1.63

OMAHA, NE, February 2nd, 2005 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced record fourth quarter and full-year 2004 results.

Financial Summary (unaudited)

(In millions, except per share amounts and percentages)

	Three Months Ended			Twelve Months Ended
	Dec 31			Dec 31
	2004	2003	Percent Change	2004	2003	Percent Change
Total Revenue	$336.7	$271.0	24.2%	$1,217.4	$988.3	23.2%
Operating Income	$52.5	$37.3	40.7%	$187.9	$143.1	31.3%
Net Income	$30.5	$22.6	35.1%	$113.2	$87.9	28.8%
Earnings per share (basic)	$0.45	$0.34	32.4%	$1.67	$1.32	26.5%
Earnings per share (diluted)	$0.43	$0.33	30.3%	$1.63	$1.28	27.3%

“We achieved significant revenue growth in all of our business segments, both during the fourth quarter and over the past year,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “The acquisitions of Worldwide and ECI, combined with the strengths in our existing businesses, have positioned us well for 2005.”

Consolidated Operating Results

For the fourth quarter ended December 31, 2004, revenues were $336.7 million compared to $271.0 million for the same quarter last year, an increase of 24.2%. Revenue from acquired entities accounted for $36.4 million of this increase. Operating income for the fourth quarter was $52.5 million, an increase of 40.7% compared to $37.3 million for the fourth quarter of 2003. Net income was $30.5 million, up 35.2% compared to $22.6 million in the same quarter last year. Diluted earnings per share were $0.43 versus $0.33 in the same period of 2003.

For the fiscal year 2004, revenues were $1,217.4 million, a 23.2% increase compared to 2003 revenues of $988.3 million. Revenue from acquired entities accounted for $165.3 million of this increase. Operating income was $187.9 million, up 31.3% compared to $143.1 million in the prior year. Net income increased 28.8% to $113.2 million, versus $87.9 million in 2003. The company earned $1.63 per diluted share in 2004, compared to $1.28 in 2003.

Margins

The company reported consolidated operating income as a percentage of revenue of 15.6% in the fourth quarter of 2004, up from 13.8% in the comparable quarter last year. For the twelve months ended December 31, 2004, operating income as a percentage of revenues was 15.4%, compared to 14.5% in fiscal 2003. The operating margin improvements for the year reflect management’s control of SG&A expense and the impact of the acquisition of Worldwide Asset Management on August 1, 2004.

Balance Sheet

At December 31, 2004, West Corporation had cash and short-term investments totaling $32.6 million and a current ratio of 1.8 to 1. Net cash flows from operating activities were $222.5 million for the year, an increase of $26.3 million over 2003.

“During the fourth quarter, we invested $21.6 million in capital expenditures to open a new contact center in Ohio, as well as expand six domestic and three international centers to support new business opportunities. We also redeployed one Outbound contact center to the Receivables Management segment and converted two additional Outbound centers for Inbound dedicated agent business,” commented Paul Mendlik, Chief Financial Officer of West. “During 2004, we added 2,500 workstations, including 1,300 international workstations, and our ‘West at Home’ program has continued to expand, now utilizing over 5,500 agents.”

West amended its existing revolving credit facility in the fourth quarter of 2004. The amended facility increases the borrowing capacity to $400 million, provides greater financial flexibility, reduces the Company’s interest rate, and relaxes certain debt covenants. West utilized $230 million of this credit facility at December 31, 2004 and had an effective interest rate of 3.3% in the fourth quarter. This facility was used to fund the ECI acquisition.

Conference Call

The company will hold a conference call to discuss earnings on February 3rd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the

West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, the statement regarding our 2005 positioning is a forward looking statement.

Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including our annual report on Form 10-K for the year ended December 31, 2003, and subsequently filed quarterly reports on Form 10-Q. We assume no obligation to update these forward looking statements.

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WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Revenue	$336,718	$271,045	24.2%	$1,217,383	$988,341	23.2%
Cost of services	154,637	117,970	31.1%	541,979	440,260	23.1%
Selling, general and administrative expenses	129,623	115,801	11.9%	487,513	404,972	20.4%

Operating income	52,458	37,274	40.7%	187,891	143,109	31.3%
Other income (expense), net	(1,772)	(1,674)	5.9%	(6,368)	(3,289)	93.6%

Income before tax	50,686	35,600	42.4%	181,523	139,820	29.8%
Income tax expense	17,618	13,048	35.0%	65,762	51,779	27.0%
Minority Interest	2,590	—		2,590	165	1469.7%

Net income	$30,478	$22,552	35.1%	$113,171	$87,876	28.8%

Earnings per share:
Basic	$0.45	$0.34	32.4%	$1.67	$1.32	26.5%
Diluted	$0.43	$0.33	30.3%	$1.63	$1.28	27.3%
Weighted average common shares outstanding:
Basic	68,075	66,745		67,643	66,495
Diluted	70,249	68,898		69,469	68,617
SELECTED OPERATING DATA:
Revenue:
Communication Services	$219,085	$197,494	10.9%	$817,718	$794,043	3.0%
Conferencing	75,027	65,470	14.6%	302,469	160,796	88.1%
Receivables Management	44,023	8,324	428.9%	99,411	34,134	191.2%
Inter Segment Eliminations	(1,417)	(243)		(2,215)	(632)

Total	$336,718	$271,045	24.2%	$1,217,383	$988,341	23.2%

Operating Income (Loss):
Communication Services	$31,642	$24,760	27.8%	$105,638	$109,981	-3.9%
Conferencing	13,767	13,083	5.2%	67,264	33,180	102.7%
Receivables Management	7,049	(569)	—	14,989	(52)	—

Total	$52,458	$37,274	40.7%	$187,891	$143,109	31.3%

Operating Margin:
Communication Services	14.4%	12.5%	15.2%	12.9%	13.9%	-7.2%
Conferencing	18.3%	20.0%	-8.5%	22.2%	20.6%	7.8%
Receivables Management	16.0%	-6.8%	—	15.1%	-0.2%	—

Total	15.6%	13.8%	13.0%	15.4%	14.5%	6.2%

Number of workstations (end of period)	15,776	13,231	19.2%	15,776	13,231	19.2%
Number of Communication Services ports (end of period)	137,176	143,148	-4.2%	137,176	143,148	-4.2%

	Condensed Balance Sheet
	December 31,	December 31,	%
	2004	2003	Change
Current assets:
Cash and short-term investments	$32,572	$25,563	27.4%
Trade accounts receivable, net	195,598	153,428	27.5%
Portfolio receivables, current	26,646	—
Other current assets	27,244	23,423	16.3%

Total current assets	282,060	202,414	39.3%
Net property and equipment	223,110	234,650	-4.9%
Portfolio receivables, net	56,897	—
Goodwill	573,885	452,848	26.7%
Other assets	135,254	125,951	7.4%

Total assets	$1,271,206	$1,015,863	25.1%

Current liabilities	$160,755	$121,621	32.2%
Long Term Obligations	238,354	169,500	40.6%
Other liabilities & minority interest	82,642	68,504	20.6%
Stockholders’ equity	789,455	656,238	20.3%

Total liabilities and stockholders equity	$1,271,206	$1,015,863	25.1%

(1) The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest, taxes, depreciation and amortization and minority interest (“Adjusted EBITDA”). Adjusted EBITDA should be used in conjunction with GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator or our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Also adjusted EBITDA is used in our debt covenants. The following is a reconciliation of adjusted EBITDA to net income.

Amounts in thousands
Three Months Ended December 31,	2004	2003
Net Income	$30,478	$22,551
Interest Expense	2,518	1,859
Depreciation & Amortization	26,838	24,166
Interest Income	(419)	(70)
Income Taxes	17,618	13,049

EBITDA	77,033	61,555

Minority Interest	2,590	—

Adjusted EBITDA	$79,623	$61,555

Twelve Months Ended December 31,	2004	2003
Net Income	$113,171	$87,876
Interest Expense	8,165	5,503
Depreciation & Amortization	100,185	86,466
Interest Income	(895)	(721)
Income Taxes	65,762	51,779

EBITDA	286,388	230,903

Minority Interest	2,590	165

	$288,978	$231,068

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